Exhibit 99.1

FOR IMMEDIATE RELEASE	Company Contacts
Investors: Jim Zeumer
(248) 433-4502
Email: jim.zeumer@pulte.com

Media: Travis Parman
(248) 433-4533
Email: travis.parman@pultegroup.com

PULTEGROUP REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER

AND FULL YEAR ENDED 2010

•	Homebuilding Revenue for the Quarter of $1.2 Billion

•	Fourth Quarter Pretax Loss of $190 Million Improved from $917 Million Quarterly Loss in Prior Year

•

Q4 Net Loss of $165 Million Includes $196 Million for Land-Related Charges, Restructuring and Debt Redemption and Financing Costs Partially Offset by $35 Million in Tax Benefits and an Insurance Reserve Reversal

•	Home Sale Gross Margin for Q4 of 16.6%, Before Impact of Impairments, Interest Expense and Merger-Related Costs, Up from 14.2% in Q4 2009

•	Net Sign Ups for the Quarter of 3,044 Homes

•	Year-end Backlog of 3,984 Homes, Valued at $1.1 Billion

•	Company Paid Down $1.0 Billion in Senior Debt and Community Bond Obligations in the Quarter; Ended the Year with $1.5 Billion in Cash

Bloomfield Hills, Mich., February 4, 2011 – PulteGroup, Inc. (NYSE: PHM) announced today financial results for its fourth quarter and full year ended December 31, 2010. For the quarter, PulteGroup reported a net loss of $165 million, or $0.44 per share. Reported loss includes $196 million in land-related charges and costs associated with organizational restructuring, debt pay down and other financing amendments completed in the period. These charges were partially offset by $35 million from income tax benefits and an insurance reserve reversal realized in the quarter.

For the prior year quarter, the Company reported a net loss of $117 million, or $0.31 per share, inclusive of approximately $925 million in significant charges related to goodwill and land impairments, merger-related charges and mortgage repurchase reserves. These charges were partially offset by $800 million in income tax benefits realized in the quarter resulting from tax legislation that extended the carryback period of net operating losses from two years to five years.

Consolidated revenue for the quarter was $1.2 billion, compared with prior year revenue of $1.7 billion.

“After four years of steep declines, the U.S. housing market continues to show signs of stabilizing, albeit at historically low levels,” said Richard J. Dugas, Jr., Chairman, President and CEO of PulteGroup. “Businesses are once again adding jobs, which directly stimulates buying and, in turn, consumer confidence, both of which are critical to ultimately raising demand for new homes. In fact, we may already be realizing some positive effects as January buyer traffic and sales trends were encouraging, although we’ll have to see if this continues through the selling season and the year.”

“Within this environment, our underlying homebuilding business is operating around the breakeven mark after adjusting for charges realized in the quarter and for the year. We continue to implement initiatives focused on expanding margins, reducing costs and strengthening the Company’s overall market position. With conditions in the U.S. housing market expected to show improvements but remain challenging in 2011, these initiatives are critical next steps in advancing PulteGroup’s return to profitability.”

Fourth Quarter Results

Revenue from home sales (settlements) in the fourth quarter ended December 31, 2010, totaled $1.2 billion, compared with $1.6 billion in the prior year’s fourth quarter. Lower revenue for the quarter was driven by a 29% decrease in closings to 4,405 homes, partially offset by a 2% increase in average selling price to $262,000.

Fourth quarter cost of sales related to home sales totaled $1.1 billion, inclusive of $82 million of land impairment charges. For the prior year quarter, cost of sales was $1.6 billion, inclusive of $151 million of land impairment charges, plus $21 million in costs associated with the Company’s merger with Centex Homes completed in August 2009. Excluding impairments, interest expense and merger-related costs, home sale gross margin would have been 16.6%, an increase of 240 basis points over the prior-year fourth quarter and down 10 basis points from the third quarter 2010.

Reported homebuilding selling, general & administrative (SG&A) expense for the period was $141 million, inclusive of $11 million of severance costs associated with the Company’s previously announced actions to better align its operations with current market demand. SG&A expense for the quarter also reflects a benefit of $10 million from an insurance reserve reversal following completion of the Company’s annual review which began in the third quarter. SG&A expense in the prior year was $188 million, inclusive of $7 million of merger-related severance costs.

“As previously announced, in the second half of 2010 we reorganized operations as part of ongoing efforts to reduce 2011 SG&A costs by $100 million when compared with 2010” said Mr. Dugas. “This restructuring resulted in a fourth quarter charge, but by implementing this action in 2010 we will begin realizing the benefits from the outset of 2011.”

In the fourth quarter, the Company amended its credit agreement and used available cash to redeem outstanding senior notes and community development district (CDD) bonds totaling $1.0 billion in principal value. The Company incurred a pretax charge of $42 million from the associated transactions, which was recorded in Other Non-Operating Expenses in the quarter.

Fourth quarter 2010 net new orders were 3,044 homes, a decrease of 19% from prior year orders of 3,748 homes. The Company ended the quarter with a contract backlog of 3,984 homes, with a constructed value of $1.1 billion. Backlog for the fourth quarter 2009 was 5,931 homes, valued at $1.6 billion.

PulteGroup’s financial services operations reported pretax income of $5 million for the quarter, compared with a pretax loss of $36 million, inclusive of mortgage repurchase reserve charges recorded in the prior-year quarter. The mortgage capture rate for the quarter was 81%, unchanged from the prior year.

Full-Year Results

For the 12 months ended December 31, 2010, PulteGroup reported a net loss of $1.1 billion, or $2.90 per share, compared with a prior year net loss of $1.2 billion, or $3.94 per share. As a result of shares issued for the Centex merger, 2010 earnings per share are based on 379 million shares outstanding, whereas 2009 earnings per share were calculated on 300 million shares outstanding.

Revenue from home sales (settlements) for the period was $4.4 billion, compared with revenue of $3.9 billion in the prior year. The increase in revenue for the period reflects full-year closings of 17,095, an increase of 14% from the prior year, combined with a less than 1% increase in average selling price to $259,000. The higher volume reported by the Company was driven by the inclusion of Centex’s operations for the full year 2010, compared with only four-and-a-half months in 2009.

The Company’s reported homebuilding pretax loss for 2010 improved by $685 million, or 37%, to a loss of $1.2 billion, reflecting better operating results and reduced land-related charges. Homebuilding SG&A expense for the period, inclusive of $280 million in construction and other insurance reserve charges taken during the year, totaled $856 million. For 2010, the Company recorded $873 million of land-related charges and goodwill impairments. For the prior year period, land-related charges and goodwill impairments totaled $1.5 billion.

For 2010, PulteGroup’s financial services operations generated pretax income of $6 million, compared with a prior year pretax loss of $55 million. The year-over-year improvement was driven in large part by decreased mortgage repurchase reserve charges. The Company originated 10,770 mortgage loans in 2010, essentially unchanged from the prior year. Mortgage capture rate for 2010 was 78%, compared with a prior year rate of 85%.

A conference call discussing PulteGroup’s fourth quarter results will be held Friday, February 4, 2011, at 8:30 a.m. Eastern Time, and webcast live via www.pultegroupinc.com. Interested investors can access the call via the Company’s home page at www.pultegroupinc.com, and are encouraged to download the available slides that provide additional details on the Company’s fourth quarter results.

Forward-Looking Statements

This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in, and potential further deterioration of, the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the availability and cost of insurance covering risks associated with PulteGroup’s businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup’s local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM) based in Bloomfield Hills, Mich., is America’s premier home building company with operations in 67 markets, 29 states and the District of Columbia. The Company has an unmatched capacity to meet the needs of all buyer segments through its brand portfolio that includes Pulte Homes, Centex Homes and Del Webb. As the most awarded homebuilder in customer satisfaction, the brands of PulteGroup have consistently ranked among the nation’s top homebuilders as surveyed by third-party, independent national customer satisfaction studies.

For more information about PulteGroup, Inc. and PulteGroup brands, see www.pultegroup.com; www.pulte.com; www.centex.com; www.delwebb.com

# # #

PulteGroup, Inc.

Condensed Consolidated Results of Operations

($000’s omitted, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
CONSOLIDATED RESULTS:

Revenues:
Homebuilding	$1,157,345	$1,686,573	$4,447,627	$3,966,589
Financial Services	27,925	44,250	121,663	117,800

Total revenues	$1,185,270	$1,730,823	$4,569,290	$4,084,389

Pre-tax income (loss):
Homebuilding	$(148,348)	$(866,776)	$(1,168,634)	$(1,853,297)
Financial Services	5,259	(36,308)	5,609	(55,038)
Other non-operating	(47,386)	(14,141)	(71,521)	(66,784)

Loss before income taxes	(190,475)	(917,225)	(1,234,546)	(1,975,119)

Income taxes (benefit)	(25,047)	(800,328)	(137,817)	(792,552)

Net income (loss)	$(165,428)	$(116,897)	$(1,096,729)	$(1,182,567)

EARNINGS PER SHARE - ASSUMING DILUTION:

Net income (loss)	$(0.44)	$(0.31)	$(2.90)	$(3.94)

Shares used in per share calculations	379,115	376,894	378,585	300,179

PulteGroup, Inc.

Condensed Consolidated Balance Sheets

($000’s omitted)

	December 31, 2010	December 31, 2009

ASSETS

Cash and equivalents	$1,470,625	$1,858,234
Restricted cash	24,601	32,376
Unfunded settlements	12,765	2,153
House and land inventory	4,781,813	4,940,358
Land held for sale	71,055	58,645
Land, not owned, under option agreements	50,781	174,132
Residential mortgage loans available-for-sale	176,164	166,817
Investments in unconsolidated entities	46,313	73,815
Goodwill	240,541	895,918
Intangible assets, net	175,448	188,548
Other assets	567,963	705,040
Income taxes receivable	81,307	955,186

	$7,699,376	$10,051,222

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$226,466	$278,333
Customer deposits	51,727	74,057
Accrued and other liabilities	1,599,940	1,843,545
Collateralized short-term debt, recourse solely to applicable non-guarantor subsidiary assets	—	18,394
Income tax liabilities	294,408	360,921
Senior notes	3,391,668	4,281,532

Total liabilities	5,564,209	6,856,782

Total shareholders’ equity	2,135,167	3,194,440

	$7,699,376	$10,051,222

PulteGroup, Inc.

Segment Data

($000’s omitted)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
HOMEBUILDING:
Home sales (settlements)	$1,155,169	$1,597,066	$4,419,812	$3,869,297
Land sales	2,176	89,507	27,815	97,292

Homebuilding revenue	1,157,345	1,686,573	4,447,627	3,966,589

Home cost of sales	(1,099,046)	(1,571,389)	(4,006,385)	(4,274,474)
Land cost of sales	(37,145)	(186,410)	(53,555)	(211,170)
Selling, general & administrative	(140,853)	(187,765)	(855,699)	(630,339)
Equity in earnings (loss) of unconsolidated entities	1,044	7,544	2,843	(49,668)
Other income (expense), net	(29,693)	(615,329)	(703,465)	(654,235)

Pre-tax income (loss)	$(148,348)	$(866,776)	$(1,168,634)	$(1,853,297)

FINANCIAL SERVICES:
Pre-tax income (loss)	$5,259	$(36,308)	$5,609	$(55,038)

OTHER NON-OPERATING:
Pre-tax income (loss):
Net interest income	$1,419	$261	$6,802	$6,905
Selling, general & administrative	(9,885)	(14,309)	(39,403)	(42,095)
Other income (expense), net	(38,920)	(93)	(38,920)	(31,594)

Total other non-operating	$(47,386)	$(14,141)	$(71,521)	$(66,784)

PulteGroup, Inc.

Segment Data, continued

($000’s omitted)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Home sales revenues	$1,155,169	$1,597,066	$4,419,812	$3,869,297

Unit settlements:
East	1,355	1,872	5,178	4,044
Gulf Coast	1,446	1,943	5,787	4,578
Central	1,001	1,465	3,713	3,967
West	603	920	2,417	2,424

	4,405	6,200	17,095	15,013

Average selling price	$262	$258	$259	$258

Net new orders:*
East	955	1,097	4,397	4,028
Gulf Coast	1,018	1,337	5,175	4,172
Central	695	777	3,509	3,828
West	376	537	2,067	2,157

	3,044	3,748	15,148	14,185

Net new orders - dollars**	$766,000	$978,000	$3,899,000	$3,708,000

Unit backlog:
East			1,287	2,068
Gulf Coast			1,469	2,081
Central			781	985
West			447	797

			3,984	5,931

Dollars in backlog			$1,057,000	$1,577,000

*	Net new order units for the year ended December 31, 2009 excludes 4,585 units of acquired backlog from Centex.
**	Net new order dollars represents a composite of new order dollars combined with other movements of the dollars in backlog related to cancellations and change orders.

PulteGroup, Inc.

Segment Data, continued

($000’s omitted)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
MORTGAGE ORIGINATIONS:
Origination volume	2,817	4,255	10,770	10,737

Origination principal	$600,000	$906,000	$2,273,000	$2,276,000

Capture rate percentage	80.7%	80.9%	77.5%	85.3%

PulteGroup, Inc.

Supplemental Information

($000’s omitted)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Interest expense:
Homebuilding (included in home cost of sales)	$67,489	$40,859	$180,918	$165,355
Financial Services	(304)	1,507	1,617	2,341
Other non-operating	440	917	2,729	2,262

Total interest expense	$67,625	$43,283	$185,264	$169,958

Depreciation & amortization	$10,730	$14,904	$45,660	$54,246

Reconciliation of Non-GAAP Financial Measures

This press release contains information about home sale gross margin excluding impairments, interest expense, and merger-related costs, which is considered a non-GAAP financial measure under the SEC’s rules and should be considered in addition to, rather than as a substitute for, home sale gross margin (which we define as home sale revenues less home cost of revenues) as a measure of our operating performance. Management and our local divisions use this measure in evaluating the operating performance of each community and in making strategic decisions regarding sales pricing, construction and development pace, product mix, and other daily operating decisions. We believe it is a relevant and useful measure to investors for evaluating our performance through gross profit generated on homes delivered during a given period and for comparing our operating performance to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments thereto before comparing our measures to that of such other companies.

The following table sets forth a reconciliation of this non-GAAP financial measure to home sale gross margin, a GAAP financial measure, which management believes to be the GAAP financial measure most directly comparable to this non-GAAP financial measure ($000’s omitted):

	Three Months Ended		Three Months Ended
	December 31, 2010	September 30, 2010	December 31, 2010	December 31, 2009

Home sale revenues	$1,155,169	$1,024,847	$1,155,169	$1,597,066
Home cost of revenues	(1,099,046)	(952,788)	(1,099,046)	(1,571,389)

Home sale gross margin	56,123	72,059	56,123	25,677
Add:
Impairments (a)	67,880	49,838	67,880	139,676
Capitalized interest amortization (a)	67,489	48,501	67,489	40,859
Merger-related costs (b)	282	893	282	20,684

Home sale gross margin excluding impairments, interest expense, and merger-related costs	$191,774	$171,291	$191,774	$226,896

Home sale gross margin as a percent of home sale revenues	4.9%	7.0%	4.9%	1.6%
Home sale gross margin excluding impairments, interest expense, and merger-related costs as a percent of home sale revenues	16.6%	16.7%	16.6%	14.2%

(a)	Write-offs of capitalized interest related to impairments is reflected in capitalized interest amortization.
(b)	Home sale gross margin was adversely impacted by the amortization of a fair value adjustment to homes under construction inventory acquired with the Centex merger. This fair value adjustment is being amortized as an increase to cost of sales over the related home closings.